AMENDMENT TO THE
ARTICLES OF INCORPORATION OF

MOBILE NATION, INC.

Mobile Nation, Inc., a corporation organized and existing under laws of the State of Nevada (the “Corporation”), does hereby certify that:

I.           The Board of Directors of the Corporation, at a meeting duly held on July 10, 2008, has duly adopted resolutions proposing and declaring advisable the following amendments to the Corporation’s Articles of Incorporation (together, the “Amendment”):

a.           Article One is hereby amended to read as follows:

“The name of the Corporation is AuraSource, Inc.”

b.           Article Four is hereby amended to read as follows:

 “The Corporation shall be authorized to issue One Hundred and Fifty Million (150,000,000) shares of common stock, par value $0.001 per share.”

II.           That thereafter, a majority of the outstanding stock entitled to vote thereon, acting by written consent in accordance with laws of the State of Nevada, approved the amendment.

III.           That said amendment was duly adopted in accordance with the provisions of law of the State of Nevada.

IN WITNESS WHEREOF, the Corporation has caused this Articles to be signed by Eric Stoppenhagen, its Chief Financial Officer, this 19 day of August, 2008.

By:

/s/ ERIC STOPPENHAGEN
Name:                      Eric Stoppenhagen
Title:                      Chief Financial Officer